Exhibit 99.1

CEVA, INC. ANNOUNCES FOURTH QUARTER AND 2003 YEAR-END RESULTS

Record DSP Licensing in the Fourth Quarter

San Jose, CA – Jan. 27, 2004 — CEVA, Inc. (NASDAQ: CEVA; LSE: CVA), the leading licensor of Digital Signal Processor (DSP) cores and communication solutions to the semiconductor industry, today announced results for the fourth quarter and year ended Dec. 31, 2003.

Fourth Quarter Ended Dec. 31, 2003

Total revenues in the fourth quarter increased to $9.6 million, compared with $9.3 million in the third quarter. Licensing revenues increased to $6.6 million, compared with $6.5 million in the third quarter. Royalty revenues increased to $1.4 million, compared with $1.2 million in the third quarter. Gross margins were 85 percent, unchanged from the third quarter.

In the fourth quarter, CEVA signed eight new license agreements, launched its pioneering CEVA-X DSP architecture, which it licensed to leading cellular handset and semiconductor companies, and announced further licensing agreements with industry leaders including Broadcom, Spreadtrum and Via Telecom. This industry adoption drove significant growth in DSP revenues over the third quarter. Royalty revenues posted continued growth reflecting the success of licensees shipping CEVA powered DSP solutions into the wireless and digital multimedia markets.

CEVA implemented a realignment program in the fourth quarter to eliminate non-strategic products, focus the organization on DSP technologies, and position the company for profitability in 2004. As a result, the company incurred a fourth quarter restructuring and impairment of assets charge of $9.1 million, of which $3.1 million was a cash charge. Including the restructuring and impairment of assets charge, net loss in the fourth quarter was $9.6 million or $0.53 net loss per share, compared with a net loss of $1.1 million or $0.06 net loss per share in the third quarter. Excluding the restructuring and impairment of assets charge, net loss in the fourth quarter was $500,000 or $0.028 net loss per share.

Fiscal Year 2003 Ended Dec. 31, 2003

Total revenues for 2003 were $36.8 million. Licensing revenues for the year were $25.7 million and royalty revenues were $4.1 million. The remaining $7.0 million revenues was derived from services and consulting. The company signed a total of 25 licensing agreements, predominantly in DSP technologies, the company’s core focus. Gross margins for 2003 were 84 percent. Including restructuring and impairment of assets charges of $11.9 million during fiscal year 2003, total operating expenses were $42.5 million, net loss was $12 million, and net loss per share was $0.66.

Cash and cash equivalents at the end of the fourth quarter were $59.1 million.

“The fourth quarter was very successful on many fronts. We achieved our best ever performance in DSP licensing and again recorded good growth in royalties, which grew 23 percent over the third quarter,” said Chet Silvestri, president and CEO of CEVA. “In the fourth quarter we also launched our industry-leading CEVA-X DSP architecture, which we have now licensed to two industry leaders in the wireless market. In addition, our realignment program is resulting in a more cost-efficient company, positioned to expand our leadership in the high-growth DSP market.”

“Supported by continued industry growth in programmable DSP shipments, with a strong portfolio of licensable DSP cores and solutions and a more cost-efficient organization, we believe we are well positioned to achieve our corporate goals of growth and profitability,” said Christine Russell, CFO of CEVA.

CEVA Conference Call

The management of CEVA will hold a conference call for investors and analysts at 8:00 am PST, 11:00 am EST, 16:00 GMT and 17:00 CET on Wednesday Jan. 28, 2004.

The conference call will be available via the following dial-in numbers:

•	US Participants Telephone: +1 866 629 0054 (password: CEVA)
•	UK/European Participants Telephone: +44 1452 569 340 (Password: CEVA)

A recording will be available approximately one hour after the call for five working days at the following dial-in numbers:

•	US Participants Telephone: +1 706 645 9291 (Access code: 4884580#)
•	UK/European Participants Telephone: +44 1452 55 00 00 (Access code: 4884580#)

The call can also be accessed via CEVA’s website at www.ceva-dsp.com. Follow the directions on the main page to link to the audio. Please go to the website at least 15 minutes prior to the call to register, and to download and install any necessary audio software. The webcast will be archived for 30 days.

About CEVA, Inc.

With its headquarters in San Jose, CA., CEVA (NASDAQ: CEVA and LSE: CVA) is the leading licensor of DSP cores and integrated applications to the semiconductor industry. CEVA markets a portfolio of DSP Intellectual Property in three integrated areas: CEVA DSPs,

CEVA-Xpert Open Framework Environment, and CEVA-Xpert Applications, all supported by Xpert Integration services. CEVA’s technology is incorporated in over 50 million devices each year. The company was formerly known as ParthusCeva, Inc. For more information, visit www.ceva-dsp.com.

Presentation of Non-GAAP Information

Management believes that it is useful to present net income (loss) and expenses figures above, excluding the restructuring charge, because management believes that the figures provide a better picture of the company’s historical operating results and a more useful point of comparison for its future performance.

Contacts:

CEVA, Inc.

Christine Russell

Tel: +1 408 514 2924

CEVA, Inc.

Barry Nolan

Tel: +1-408-514-2900

+353-1-4025700

Deborah Stapleton

Stapleton Communications

Tel: +1 650 470 0200

deb@stapleton.com

James Melville Ross / Ben Way

Financial Dynamics

Tel: +44 207 831 3113

Safe Harbor Statement

Various statements in this press release concerning CEVA’s future expectations, plans and prospects are “forward-looking statements”, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Any statements that are not statements of historical fact (including, without limitation, statements to the effect that the company or its management “believes”, “expects”, “anticipates”, “plans” and similar expressions) should be considered forward-looking statements. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described, including the following:

•	The industries in which we license our technology are experiencing a challenging period of slow growth that has negatively impacted and could continue to negatively impact our business and operating results;

•	The markets in which we operate are highly competitive, and as a result we could experience a loss of sales, lower prices and lower revenue;

•	Our operating results fluctuate from quarter to quarter due to a variety of factors including our lengthy sales cycle, and are not a meaningful indicator for future performance

•	We rely significantly on revenue derived from a limited number of licensees; and

•	Other risks discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors that Could Affect Our Operating Results,” in our quarterly report on Form 10-Q for the third quarter of 2003, filed with the U.S. Securities and Exchange Commission on November 13, 2003.

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

	Quarter ended December 31,		Year ended December 31,		Quarter ended September 30,
	2003	2002	2003	2002[1]	2003
	Unaudited	Unaudited	Unaudited		Unaudited
Revenues:
Licensing and royalties	$7,993	$3,823	$29,795	$14,739	$7,651
Other revenue	1,611	1,840	7,041	4,457	1,651

Total revenues	9,604	5,663	36,836	19,196	9,302

Cost of revenues	1,407	1,230	6,061	2,168	1,415

Gross profit	8,197	4,433	30,775	17,028	7,887

Operating expenses:
Research and development, net	4,791	3,790	17,382	8,414	4,490
Sales and marketing	1,800	1,129	6,058	3,356	1,436
General and administrative	1,691	1,159	6,109	3,557	1,455
Amortization of intangible assets	271	226	1,127	189	288
In-process research and development	—	15,771	—	15,771	—
Reorganization, restructuring and severance charge	5,838	6,442	8,620	6,442	1,402
Impairment of assets	3,233	—	3,233	—	—

Total operating expenses	17,624	28,517	42,529	37,729	9,071

Operating income (loss)	(9,427)	(24,084)	(11,754)	(20,701)	(1,184)
Other income, net	56	(285)	63	(207)	150

Income (loss) before taxes on income	(9,371)	(24,369)	(11,691)	(20,908)	(1,034)
Taxes on income	200	52	300	1,014	100

Net income (loss)	(9,571)	(24,421)	(11,991)	(21,922)	(1,134)

Basic and diluted loss per share	$(0.527)	$(1.803)	$(0.662)	$(2.15)	$(0.063)

Weighted average number of Common Stock used in computation of net loss per share:
Basic	18,167	13,544	18,106	10,177	18,108
Diluted	18,167	13,544	18,106	10,177	18,108

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. DOLLARS IN THOUSANDS

	December 31, 2003	December 31, 2002[1]	September 30, 2003
	Unaudited		Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$59,130	$73,810	$63,515
Trade receivables, net	10,226	6,471	7,894
Other accounts receivable and prepaid expenses	1,945	1,748	1,956
Inventories, net	—	168	220

Total current assets	71,301	82,197	73,585

Long-term investments:
Severance pay fund	1,487	1,152	1,418
Investment in other company	—	1,350	1,350

	1,487	2,502	2,768

Property and equipment, net	4,792	6,593	6,356
Goodwill	38,398	38,398	38,398
Other intangible assets, net	3,455	5,492	4,863

Total assets	$119,433	$135,182	$125,970

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$3,030	$2,491	$3,223
Accrued expenses and other payables	12,876	18,982	11,260
Taxes payable	891	1,291	1,030
Deferred revenues	1,064	1,115	984

Total current liabilities	17,861	23,879	16,497

Long-term liabilities:
Accrued severance pay	1,510	1,231	1,427
Accrued liabilities	1,583	—	—

	3,093	1,231	1,427

Stockholders’ equity:
Common Stock:	18	18	18
Additional paid in capital	134,449	134,051	134,445
Accumulated deficit	(35,988)	(23,997)	(26,417)

Total stockholders’ equity	98,479	110,072	108,046

Total liabilities and stockholders’ equity	$119,433	$135,182	$125,970

[1]	The year ended December 31, 2002 statement of operations and balance sheet information has been derived from the December 31, 2002 audited consolidated financial statements of the Company.

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